HYCROFT NOMINATES STEPHEN LANG AND
DAVID NACCARATI TO BOARD OF DIRECTORS
DENVER, CO, April 14, 2021 - Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a gold and silver producer operating the Hycroft Mine in the prolific mining region of Northern Nevada, is pleased to announce that it will nominate Mr. Stephen A. Lang and Mr. David Naccarati, to its Board of Directors at its upcoming Annual Meeting being held on May 24, 2021.

David Kirsch, Chairman of the Board of Directors, said, “we are very pleased to invite and nominate Steve and David to the Board of Directors. Both gentlemen are seasoned mining professionals with extensive technical expertise in mining operations, mine development, safety and leadership and will be joining at a critical time where their depth of operational and technical experience will be important in guiding the Company as we continue to develop Hycroft into a leading gold and silver mine.”

Hycroft’s Board of Directors regularly evaluates its composition to ensure the appropriate skills, experience and perspective are included to improve its key functions of overseeing personnel development, financial performance, other major responsibilities for strategy, risk, integrity, reputation, governance and drive growth for all Hycroft shareholders. Following a recent review and evaluation, the Board of Directors decided it wanted to add skills and experience with specific mining operations and technical metallurgical experience, encompassing functional and broader leadership roles in demanding operational / technical environments, of scale and involving large world-class open-pit mines.

Stephen A. Lang has over 40 years of experience in the mining industry, including engineering, development and production at gold, copper, coal and PGM operations. Mr. Lang is currently Chair of the Board of Hudbay Minerals Inc., a low-cost, long-life, diversified mining company. He was Chief Executive Officer of Centerra Gold Inc., a publicly traded mining company, from 2008 to 2012 and served as Centerra's Board Chair from 2012 to 2019. Prior to that, he served as Chief Operating Officer at Stillwater Mining Company, Vice President/General Manager at Barrick Goldstrike operations, Vice President of Engineering and Project Development for Rio Algom Ltd, General Manager of the Fort Knox Mine for Kinross Gold/Amax Gold, and General Manager at the Twin Creeks and Lone Tree mines for Santa Fe Pacific Gold. He was a member of the Board of Directors of a predecessor company during the development of the Hycroft Mine from 2013 through 2015. He is also a member of the board of directors of each of International Tower Hill Mines Ltd., Bear Creek Mining Corporation and Argonaut Gold Inc. Mr. Lang holds a BS and MS in Mining Engineering from the Missouri University of Science and Technology.

David Naccarati has more than 45 years of experience in the mining industry. He currently serves as an independent consultant to the mining industry. He was a founding partner of Cupric Canyon Capital, LLC, a private equity firm focused on acquiring and developing mining properties, and served as a member of its board of directors from 2010 to 2019. Mr. Naccarati was a member of the senior management team for Phelps Dodge Corporation, from 2004 to 2007, including serving as president of the Phelps Dodge Mining Company, a division of Phelps Dodge Corporation. Mr. Naccarati also served as an adjunct professor in the department of Mining and Geological Engineering at the University of Arizona from 2009 to 2011. Mr. Naccarati received a degree in Mining Engineering from the University of Arizona and an MBA from Sloan School of Management (MIT).

Mr. John Ellis has decided to retire from the Board of Directors and will not stand for reelection at the 2021 Annual Meeting of Shareholders.

www.hycroftmining.com

“On behalf of the Board and management, we would like to express our sincere thanks and appreciation to John Ellis for his insight, wisdom, counsel and advice over the past 4 years as we have restarted the Hycroft Mine and effected our recapitalization transaction to become and publicly traded company,” added Mr. Kirsch.

This Press Release Does Not Constitute a Solicitation of Proxies

This press release is not a solicitation of proxies from holders of common stock of Hycroft Mining Holding Corporation. The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2021 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2021 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law. We urge shareholders to read the proxy statement and any other relevant documents to be filed with the SEC when available, as such documents will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC's website at http://www.hycroftmining.com.

About Hycroft Mining Holding Corporation
Hycroft is a US-based, gold and silver producer operating the Hycroft Mine located in the world-class mining region of Northern Nevada. The Hycroft Mine ranks among the top 20 largest primary gold deposits in the world and is the second largest in the United States.

Contact:

Diane R. Garrett President & Chief Executive Officer (210) 621-4200	Tracey Thom Vice President, Investor Relations & Corporate Communication (303) 524-1948
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